Exhibit 10.9

2900 Gordon , Suite 203. Santa Clara, CA 95054 Phone (408) 720-8482, Fax (408) 720-8738 www.InvenSense.com

October 28, 2004

Dear Dan Goehl

This letter Will formally set forth our offer of employment with InvenSense, Inc. (the “Company”), and shall supersede all other verbal and written offers. We are pleased to offer you the position of Director of Business Development As such, you will be responsible along with the rest of the Company’s team for the development of the Company’s product and contribute towards its commercialization. More specifically, you will be responsible for the following tasks and duties:

1.	To quickly establish working relationship with all the major DVC/DCS camera manufacturers in Japan to position the InvenSense as the leading edge manufacturer of gyroscope products for the Image Stabilization applications.
2.	To identify the best distributor channels and negotiate the best agreement with them to represent our product in Japan, Korea, and other places.
3.	To identify the most probable DVC/DSC Company that we can establish as our primary technology partner and secure the first design win.
4.	Perform in depth competitive analysis and pricing study to help establishing our market selling price.
5.	Prepare a product business presentation for development of a motion-sense module unit targeting handset manufacturers.
6.	To provide a complete product definition and specification for a motion-sense module unit
7.	Define and coordinate the tasks to establish key reference designs for sells and marketing to handset manufacturers.
8.	Other tasks and duties as from time to time are assigned.

Initially, you will be reporting to Steve Nasiri.

Your base salary will be $120,000 per annum, plus benefits, and any bonuses will be payable in accordance with the Company’s standard payroll and benefit policies. Also you will earn addition incentive bonus upon the first design wine of the product into a DSC/DVC market and securing a firm purchase agreement for deliveries in CY05, as follow;

1-   If accomplished in Q1-05, $15,000

2-   If accomplished in Q2-05, $10,000

Pending approval of the Board of Directors and upon your acceptance of the employment offer set forth in this letter, you will be recommended, for approval at our next Board of Directors’ Meeting, stock option grants for One hundred Thousand, (100,000) shares at price per share of $0.05, the current fair market value of the share of the Company’s Common Stock. These shares shall be vested over a four-year period at the rate of 25% of the shares after completion of the first twelve months of service and 1/48th per month thereafter, and are accordance to company’s standard ESOP.

2900 Gordon. Suite 203. Santa Clara, CA 95054
Phone (408) 720-6482, Fax (408) 720 - 8738
www.lnvenSense.com

Like all of the other employees of the Company your employment by the Company will constitute an “at will” employment and can be terminated at any time upon reasonable advance notice by either yourself or the Company management This offer will be contingent upon your acceptance of the company’s Employee Proprietary Information Agreement, and MNDA. Also, you must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (1-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

Unless this offer is signed and accepted it will expire on Monday November 1st, 2004 at 6:00 PM.

If the foregoing correctly reflects our understanding please sign where indicated below. We are very pleased and excited about your acceptance of our offer of employment I believe you can add a lot of value to the company and I am looking forward to our working together.

Very Truly Yours,
INVENSENSE, INC.

/s/ Steve Nasiri
Steve Nasiri, President & CEO

Accepted

/s/ Dan Goehl 11/01/04

Start Date: No latter than November 15, 2004

2